Exhibit 99.(g)(xvi)

AMENDMENT NO. 15

To the

MASTER CUSTODIAN CONTRACT

Amendment, as of March 26, 2013, to the Master Custodian Contract dated September 26, 2001, (the “Contract”) among Each Registered Investment Company Identified on Appendix A (each, a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Munder Large-Cap Growth Fund was merged with and into the Munder Growth Opportunities Fund on September 16, 2011; and

WHEREAS, the Munder Asset Allocation Fund — Balanced was liquidated on October 14, 2011; and

WHEREAS, Munder Series Trust II was deregistered with the Securities and Exchange Commission on April 25, 2012; and

WHEREAS, the Munder International Equity Fund was merged with and into the Munder International Fund — Core Equity on December 7, 2012; and

WHEREAS, the Munder Large-Cap Value Fund was liquidated on March 25, 2013; and

WHEREAS, MST and MCM desire to amend the Schedules to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Custodian and the Funds agree to amend the Contract as follows:

1.                                      Appendix A to the Contract is hereby deleted and replaced in its entirety with the attached Appendix A.

IN WITNESS WHEREOF, the parties have caused this document to be executed by its duly authorized officer below.

MUNDER SERIES TRUST,		STATE STREET BANK AND TRUST COMPANY
on behalf of its Funds

By:	/s/ Stephen J. Shenkenberg	By:
Name:	Stephen J. Shenkenberg	Name:
Title:	Vice President, Secretary, CCO & CLO	Title:

1

MASTER CUSTODIAN AGREEMENT

APPENDIX A

Dated as of March 26, 2013

Munder Series Trust

Munder Bond Fund

Munder Growth Opportunities Fund

Munder Index 500 Fund

Munder Integrity Mid-Cap Value Fund

Munder Integrity Small/Mid-Cap Value Fund

Munder International Fund-Core Equity

Munder International Small-Cap Fund

Munder Micro-Cap Equity Fund

Munder Mid-Cap Core Growth Fund

Munder Veracity Small-Cap Value Fund